Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and 2000 Employee Stock Purchase Plan of Advanced Micro Devices, Inc. of our reports dated February 21, 2006, with respect to the consolidated financial statements and schedule of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended December 25, 2005, Advanced Micro Devices, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California June 7, 2006